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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BE AEROSPACE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2003

        Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held at the Slieve Donard Hotel, Downs Road, Newcastle, County Down, Northern Ireland at 10:30 A.M. on Thursday, June 19, 2003 for the following purposes:

  1.
  To elect two Class III directors;

  2.
  To consider and act upon a proposal to amend the 1994 Employee Stock Purchase Plan including an increase in the number of shares available for issuance thereunder by 500,000 shares;

  3.
  To consider and act upon amendments to the Company's Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, United Kingdom 1992 Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan and 2001 Directors' Stock Option Plan to permit the Company to undertake an exchange offer pursuant to which employees and non-employee directors who hold options to purchase shares of the Company's Common Stock with an exercise price equal to or greater than $12.00, may elect to cancel such options in exchange for the grant of one replacement stock option for every three stock options canceled, such grant to occur at least six months and one day from the date of cancellation with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

  4.
  To transact any other business that may properly come before the meeting, or any adjournment thereof.

        Stockholders of record at the close of business on April 21, 2003 are entitled to notice of and to vote at the meeting.

        Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors,
                      /s/ EDMUND J. MORIARTY
                      Secretary

Wellington, Florida
May 1, 2003

FORWARD-LOOKING INFORMATION

        This Proxy Statement contains certain forward-looking statements and information relating to the Company and its operations, governance and policies and procedures that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Proxy Statement, words such as "anticipate", "believe", "conclude", "estimate", "expect", and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and as a result are subject to certain risks, uncertainties and assumptions. Should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, concluded, estimated or expected. Further information about these matters can be found in the Company's other Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

TABLE OF CONTENTS

PROPOSAL NO. 1—ELECTION OF DIRECTORS	3
DIRECTOR NOMINEES	3
CURRENT DIRECTORS	4
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES	5
COMPENSATION OF DIRECTORS	5
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	5
AUDIT COMMITTEE	6
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
EXECUTIVE COMPENSATION	11
REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	11
COMPENSATION OF EXECUTIVE OFFICERS	13
SUMMARY COMPENSATION TABLE	13
STOCK OPTIONS	14
OPTION GRANTS IN TRANSITION PERIOD—INDIVIDUAL GRANTS	14
OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS	14
AGGREGATED OPTION EXERCISES IN TRANSITION PERIOD AND FISCAL YEAR-END OPTION VALUES	15
EQUITY COMPENSATION PLAN INFORMATION	15
RETIREMENT ARRANGEMENTS	17
EMPLOYMENT CONTRACTS	17
SEVERANCE AGREEMENT	20
MANAGEMENT RETENTION PROGRAM	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
CODE OF ETHICS	21
PERFORMANCE GRAPH	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN	23
PROPOSAL NO. 3—STOCK OPTION EXCHANGE PROGRAM	26
AUDIT MATTERS	34
AUDIT FEES	34
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES	34
ALL OTHER FEES	34
STOCKHOLDER PROPOSALS	34
OTHER MATTERS	34
FORM 10-K	34

i

BE AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 19, 2003

PROXY STATEMENT

        THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 2, 2003.

        The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Slieve Donard Hotel, Newcastle, Northern Ireland at 10:30 A.M. on Thursday, June 19, 2003 or at any adjournment thereof (the "Meeting"). Following the Meeting, the Company will conduct a tour of its nearby Kilkeel manufacturing facility. A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

        The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefore in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company has also retained Georgeson Shareholder Communications, Inc. to assist in such solicitation for a fee of $5,500 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

        In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's common stock, $0.01 par value (the "Common Stock"), at the close of business on April 21, 2003 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had 35,737,312 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

        Consistent with Delaware state law and the Company's by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of a majority of the votes in attendance at the Meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast is necessary to approve the actions described in Proposal Nos. 2 and 3 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast.

        The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2 and 3 or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals 2 and 3.

        The Annual Report to Stockholders for the Company's 10-month transition period ended December 31, 2002 accompanies this proxy statement. This period is referred to as "Transition Period 2002." Transition Period 2002 arises from the recent change in the Company's fiscal year from the last Saturday in February to December 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

        Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

        The nominees are the two directors currently designated as Class III Directors, whose terms expire at the Meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

        If Proposal No. 1 is approved, Messrs. Amin J. Khoury and Richard G. Hamermesh will be elected as Class III Directors for a term of three years, expiring at the 2006 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

        The Company expects that Messrs. Khoury and Hamermesh will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

        Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age (As Of June 7, 2003), Business Experience And Current Directorships	Director Since
AMIN J. KHOURY, 64
Amin J. Khoury has been the Company's Chairman of the Board since July 1987 when he founded the Company and was Chief Executive Officer until April 1, 1996. Mr. Khoury is currently the chairman of the board of directors and chief executive officer of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, a member of the board of directors of Brooks Automation, Inc., a leading supplier of integrated automation solutions for the global semiconductor, data storage and flat panel display manufacturing industries, and a member of the board of directors of Synthes-Stratec, the world's leading orthopedic trauma medical device company. Mr. Khoury is the brother of Robert J. Khoury.	1987

RICHARD G. HAMERMESH, 55
Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh is currently a professor of Management Practice at the Harvard Business School. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development-consulting firm. Prior to this, from 1976 to 1987, Dr. Hamermesh was a member of the faculty of the Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is also a director of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications.	1987

Current Directors

	Director Since	Term Expires
JIM C. COWART, 51
Jim C. Cowart has been a Director since November 1989. Mr. Cowart is currently a principal of Cowart & Co. LLC and Auriga Partners, Inc., private capital firms that provide strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was chairman of QualPro Corporation, an aerospace components manufacturing company, and from February 1998 to November 2000, Mr. Cowart was chairman and CEO of E-Com Architects, Inc., a computer software company. From January 1993 to November 1997, he was the chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and he held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.	1989	2004

BRIAN H. ROWE, 72
Brian H. Rowe has been a Director since July 1995. He is currently chairman emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as chairman from September 1993 through January 1995 and as President from 1979 through 1993. Since February 2001, Mr. Rowe has acted as chairman of Atlas Air, an air cargo carrier, where he has served as a director since March 1995. Mr. Rowe is also a director of the following companies since the date listed: December 1995—Textron Inc., a manufacturer of aircraft, automobile components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial services; and December 1998—Acterna Corporation, a test equipment and communication systems manufacturing company.	1995	2004
ROBERT J. KHOURY, 61 Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. He currently serves as President and Chief Executive Officer. From April 1996 through August 2000, he served as Vice Chairman. Mr. Khoury is a board member of Mar-Test, Inc., a leading test lab for low cycle fatigue testing. Mr. Khoury is the brother of Amin J. Khoury.	1987	2005

JONATHAN M. SCHOFIELD, 62
Jonathan M. Schofield has been a Director since April 2001. Mr. Schofield recently retired from Airbus Industrie of North America, Inc., a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft. From December 1992 through February 2000, Mr. Schofield served as chairman of the board and CEO, and served as chairman from February 2000 until his retirement in March 2001. From 1989 until he joined Airbus, Mr. Schofield was president of United Technologies International Corporation. Mr. Schofield presently sits on the Boards of Aviall, Inc. and SS&C Technologies, Inc., and is a trustee of LIFT Trust.	2001	2005

Meetings of the Board of Directors and Committees

        The Board of Directors held six meetings during Transition Period 2002 and acted pursuant to unanimous written consent on one occasion. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee. Each director attended all of the Board of Directors meetings and meetings of committees of the Board of Directors on which they served during Transition Period 2002.

        The Audit Committee is currently composed of Messrs. Cowart, Hamermesh and Schofield. During Transition Period 2002, the committee held four meetings and acted pursuant to unanimous written consent on one occasion. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

        The Stock Option and Compensation Committee is currently composed of Messrs. Schofield and Rowe. The Stock Option and Compensation Committee held two meetings and acted pursuant to unanimous written consent on one occasion during Transition Period 2002. The Stock Option and Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and administers the Company's stock option and compensation plans.

Compensation of Directors

        Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $15,000 per calendar quarter, half in cash and half in the Company's Common Stock pursuant to the Company's Non-Employee Directors Deferred Stock Plan. In addition, each Eligible Director receives $1,500 in cash for each Board Committee meeting attended. The portion of the compensation paid in the form of shares of Common Stock is held in an account until the termination of the Eligible Director's service (or such earlier date elected by the Eligible Director), when the shares are distributed to the Eligible Director in the form elected. The Board of Directors has the authority to accelerate the distribution of the shares in extraordinary circumstances. In the event of a change of control (as defined), the share accounts will be distributed to the directors in a lump sum.

        Eligible Directors are also entitled to participate in the 2001 Non-Employee Directors' Stock Option Plan, as amended from time to time. Under the plan, each Eligible Director is awarded options to purchase 5,000 shares of Common Stock on December 15th of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director. The exercise price of all options granted under the 2001 Non-Employee Directors' Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant. The options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant, subject to certain conditions that accelerate vesting. On December 16, 2002, each of the following Eligible Directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $3.39 per share: Jim C. Cowart, Richard G. Hamermesh, Jonathan M. Schofield and Brian H. Rowe.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship, as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exists between the Company's Board of Directors or Stock Option and Compensation Committee and the board of directors or compensation committee of any other entity.

Audit Committee

        The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors. The committee is currently composed of three directors, Messrs. Cowart, Hamermesh and Schofield, and operates under a written charter adopted and approved by the Board of Directors.

        Two of the three current Directors serving on the Audit Committee are independent committee members as defined by the Nasdaq National Market listing standards. During the fiscal year ended February 23, 2002, the Company issued an aggregate of 51,345 shares of Common Stock to JCDL, Inc. as nominee for Mr. Cowart and his partner David Lahar for consulting services provided in connection with the Company's acquisitions of Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. Of the shares of Common Stock received by JCDL, Inc., Mr. Cowart became the beneficial owner of 33,600 shares (with an aggregate fair market value of $750,000). Mr. Cowart also received a cash payment of $200,000 during the same period for consulting services provided to the Company relating to the Company's acquisition of Nelson Aero Space, Inc. and M & M Aerospace Hardware, Inc. As a result, Mr. Cowart is not currently an "Independent Director" as such term is defined in the Nasdaq rules. Nonetheless, the Board of Directors has determined that due to Mr. Cowart's experience, it is in the best interest of the Company and the stockholders that Mr. Cowart be a member of the Audit Committee.

Report of the Audit Committee of the Board of Directors

        Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

        We have reviewed and discussed the audited consolidated financial statements for Transition Period 2002, with management and Deloitte & Touche LLP, the Company's independent auditors.

        We also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company's audited consolidated financial statements for Transition Period 2002 be included in the Company's Annual Report on Form 10-K. We have also recommended the selection of the Company's independent auditors, and, based on our recommendation, the Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the calendar year ending December 31, 2003.

        The Board of Directors has adopted a written charter for the Audit Committee and we operated under that charter during Transition Period 2002. We will review the relevant requirements of the Sarbanes-Oxley Act, the proposed rules of the Securities and Exchange Commission and the proposed new listing standards of the Nasdaq National Market regarding audit committee policies. Although some of these rules and standards have not yet been finalized at the time of printing, we intend to review our charter when the rules and standards are finalized and, if necessary, to amend the charter to reflect additional requirements or changes.

        With respect to the above matters, the Audit Committee submits this report.

                      Audit Committee:
                      Jim C. Cowart
                      Richard G. Hamermesh
                      Jonathan M. Schofield

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 21, 2003, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the Company's Chief Executive Officer and the six other most highly paid executive officers (the "Named Executive Officers") in Transition Period 2002 and each of the Company's directors; and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

	Common Stock Beneficially Owned
	Number of Shares		Percent of Outstanding Shares(1)
ICM Asset Management, Inc 601 West Main Avenue Spokane, WA 99201	3,082,092	(2)	8.05%
Fidelity Management & Research One Federal Street Boston, MA 02110	2,234,800	(3)	5.84%
Putnam Investment Management, LLC One Post Office Square Boston, MA 02109	1,951,891	(4)	5.10%
Amin J. Khoury+*	1,078,750	(5)	2.82%
Robert J. Khoury+*	747,774	(6)	1.95%
Thomas P. McCaffrey+	480,237	(7)	1.25%
Jim C. Cowart*	298,715	(8)	**
Brian H. Rowe*	242,515	(9)	**
Michael B. Baughan+	182,612	(10)	**
Mark D. Krosney+	112,748	(11)	**
Richard G. Hamermesh*	75,365	(12)	**
Robert A. Marchetti+	62,989	(13)	**
Scott A. Smith+	62,749	(14)	**
Jonathan M. Schofield*	55,143	(15)	**
All Directors and Executive Officers as a group (13 Persons)	3,758,928		9.82%

+
Named Executive Officer

*
Director of the Company

**
Less than 1 percent

(1)
The number of shares of Common Stock deemed outstanding includes: (i) 35,737,312 shares of Common Stock outstanding as of April 21, 2003 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing April 21, 2003).

(2)
Based on information in an amendment to Schedule 13G, as of December 31, 2002, filed on January 31, 2003 by ICM Asset Management, Inc., an investment adviser, and James M. Simmons, the president of ICM Asset Management, Inc. ICM Asset Management, Inc. and James M.

  Simmons reported shared voting power with respect to 1,718,792 of the reported shares and shared investment power with respect to all of the reported shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the amendment to Schedule 13G.

(3)
Based on information in Schedule 13G, as of December 31, 2002, filed on February 13, 2003 by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail Johnson, a director of FMR Corp. FMR Corp. is the parent holding company of Fidelity Management and Research Company, an investment adviser and the beneficial owner of the reported shares. FMR Corp. reported no voting power with respect to the reported shares and shared investment power with respect to all of the reported shares. The power to vote the reported shares resides with the Board of Trustees of the Fidelity Management and Research Company funds. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

(4)
Based on information in an amendment to Schedule 13G, as of December 31, 2002, filed on February 14, 2003 by Putnam, LLC d/b/a Putnam Investments on behalf of itself and Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, investment advisers. Putnam, LLC reported shared voting power with respect to 400,609 of the reported shares and shared investment power with respect to all of the reported shares. Putnam Investment Management, LLC reported shared voting power with respect to 306,000 of the reported shares and shared investment power with respect to 1,857,001 of the reported shares. The Putnam Advisory Company, LLC reported shared voting power with respect to 94,609 of the reported shares and shared investment power with respect to 94,890 of the reported shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the amendment to Schedule 13G.

(5)
Includes 731,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 143,750 shares of Common Stock that are not exercisable in the next sixty days. Excludes shares owned by children and grandchildren in which Mr. Khoury has no beneficial interest.

(6)
Includes 631,250 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 143,750 shares of Common Stock that are not exercisable in the next sixty days.

(7)
Includes 388,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 96,250 shares of Common Stock that are not exercisable in the next sixty days.

(8)
Includes 97,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.

(9)
Includes 62,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.

(10)
Includes 172,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 83,750 shares of Common Stock that are not exercisable in the next sixty days.

(11)
Includes 91,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 71,250 shares of Common Stock that are not exercisable in the next sixty days.

(12)
Includes 21,250 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.

(13)
Includes 48,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 36,250 shares of Common Stock that are not exercisable in the next sixty days.

(14)
Includes 37,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 32,500 shares of Common Stock that are not exercisable in the next sixty days.

(15)
Includes 18,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 26,250 shares of Common Stock that are not exercisable in the next sixty days.

EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

        The Stock Option and Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Transition Period 2002:

        The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aerospace industry.

        The Company relies on four compensation components to retain and motivate executive performance: annual salary, incentive cash bonuses, retirement benefits and stock-based incentive compensation. Each of the Company's Chief Executive Officer and the six Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is competitive for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues, operating earnings and working capital management for the year, together with gains in market share for the Company's products. Because the Stock Option and Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Stock Option and Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. Amin Khoury, Robert Khoury and Thomas McCaffrey also have a retirement benefit provision in their employment agreements. See "Retirement Arrangements" below.

        While skeptical about the significance of short-term fluctuations in stock price, the Stock Option and Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees with an exercise price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

        The annual base salary for Mr. Robert J. Khoury, President and Chief Executive Officer of the Company during Transition Period 2002 was $710,000, the same amount as fiscal year 2002. See "Employment Contracts—Robert J. Khoury" below. Mr. Khoury was not granted a bonus in Transition Period 2002. In determining the incentive compensation awards for Mr. Khoury, the Stock Option and Compensation Committee considered the Company performance criteria described above, as measured by specific targets and performance objectives, and concluded that the Company had made progress during Transition Period 2002 toward achieving such targets and performance objectives. The Stock Option and Compensation Committee also considered the Company's progress toward its strategic objective of becoming the industry leader in manufacturing and servicing commercial and business jet cabin interior equipment, and Mr. Khoury's leadership role in achieving such progress. Notwithstanding such achievements, in light of the difficult economic environment in which the Company is currently operating, no bonus was granted in Transition Period 2002.

        To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Company intends to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which limits the deductibility of certain compensation payments to the Company's executive officers in excess of $1 million. If compliance with Section 162(m) of the Internal Revenue Code conflicts with the compensation philosophy or is determined not to be in the best interest of stockholders, the Stock Option and Compensation Committee will abide by the compensation philosophy.

        With respect to the above matters, the Stock Option and Compensation Committee submits this report.

                      Stock Option and Compensation Committee:

                      Jonathan M. Schofield
                      Brian H. Rowe

Compensation of Executive Officers

        The following table sets forth information with respect to the compensation of the Named Executive Officers for Transition Period 2002 and for the fiscal years ended February 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation		Other Annual Compensation ($) (1)
Name and Principal Position					Securities Underlying Option ($)	All Other Compensation
	Year	Salary($)	Bonus($)
Amin J. Khoury Chairman	2002TP 2002 2001 2000	765,190 861,511 744,034 667,316	0 0 485,000 0	128,845 132,148 86,494 59,596	90,000 120,000 65,000 240,000	1,177 53,883 29,146 48,539	(2)
Robert J. Khoury President and Chief Executive Officer	2002TP 2002 2001 2000	628,084 706,696 637,992 617,318	0 0 485,000 0	61,846 77,684 0 0	90,000 120,000 65,000 240,000	1,092 48,799 25,520 46,539	(2)
Thomas P. McCaffrey Corporate Senior Vice President of Administration and Chief Financial Officer	2002TP 2002 2001 2000	305,187 343,350 309,304 299,924	0 0 220,000 0	0 0 0 0	60,000 80,000 45,000 120,000	531 25,911 12,372 20,735	(2)
Scott A. Smith (3) Group Vice President and General Manager—Flight Structures Group	2002TP 2002 2001 2000	284,050 302,136 297,696 288,273	0 0 170,000 87,000	0 0 0 0	30,000 60,000 35,000 60,000	12,711 22,34 15,388 5,000	(4)
Michael B. Baughan Senior Group Vice President and Genera Manager—Seating Products Group	2002TP 2002 2001 2000	235,251 235,664 223,657 188,153	0 0 70,000 38,000	0 0 0 0	60,000 60,000 5,000 98,000	13,074 19,683 10,466 6,019	(5)
Mark D. Krosney Group Vice Presiden and General Manager—Business Jet Group	2002TP 2002 2001 2000	212,387 217,474 136,207 178,432	0 0 0 12,000	0 0 0 0	45,000 90,000 0 5,000	2,181 67,088 5,448 47,492	(2)
Robert A. Marchetti(6) Group Vice President and General Manager—Fastener Distribution Group	2002TP 2002	204,447 209,205	0 0	0 0	0 85,000	10,858 244,317	(7)

(1)
During Transition Period 2002 and for the fiscal years ended February 2002, 2001 and 2000, the cost of perquisites furnished to each executive officer, with the exception of Mr. Amin Khoury and Mr. Robert Khoury, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that executive officer as reported in the table above. With respect to Mr. Amin Khoury, amounts reported for Transition Period 2002 and the fiscal years ended February 2002, 2001 and 2000 include an automobile allowance of $33,249, $37,259, $35,456 and $35,456, respectively, and personal use of the Company aircraft of $84,074, $62,193, $48,064 and $12,070, respectively. With respect to Mr. Robert Khoury, amounts reported include personal use of the Company aircraft for Transition Period 2002 of $45,181 and executive medical coverage for the fiscal year ended February 2002 of $41,131.
(2)
Represents contributions to the Company's 401(k) Plan for Transition Period 2002.
(3)
Mr. Smith ceased to be an active employee of the Company as of March 26, 2003.
(4)
Represents contributions to the Company's 401(k) Plan of $559 and non-qualified retirement plan of $12,152 for Transition Period 2002.
(5)
Represents contributions to the Company's 401(k) Plan of $922 and non-qualified retirement plan of $12,152 for Transition Period 2002.
(6)
Mr. Marchetti commenced his employment with the Company as of February 26, 2001.
(7)
Represents contributions to the Company's 401(k) Plan for Transition Period 2002 of $2,656 and relocation expenses of $8,202.

Stock Options

        The following tables sets forth information concerning stock options granted to the Named Executive Officers during Transition Period 2002.

OPTION GRANTS IN TRANSITION PERIOD
INDIVIDUAL GRANTS

		% of Total Options Granted to Employees In Fiscal Year(2)			Potential Realized Value At Assumed Rates of Stock Price Appreciation For Option Term(3)
	Number of Securities Underlying Options Granted(1)
Name			Exercise Price ($/Sh)	Expiration Date
					5%	10%
Amin J. Khoury	90,000	6.37%	$4.43	9/25/2012	$250,952	$635,958
Robert J. Khoury	90,000	6.37%	$4.43	9/25/2012	$250,952	$635,958
Thomas P. McCaffrey	60,000	4.25%	$4.43	9/25/2012	$167,301	$423,972
Scott A. Smith	30,000	2.12%	$4.43	9/25/2012	$83,651	$211,986
Michael B. Baughan	60,000	4.25%	$4.43	9/25/2012	$167,301	$423,972
Mark D. Krosney	45,000	3.19%	$4.43	9/25/2012	$125,476	$317,979

(1)
All of the above stock option awards vest over a three-year period (25% on the date of grant and 25% on each of the first, second and third anniversaries of the date of grant). The exercise prices were based on the fair market value of the shares of Common Stock at the time the options were granted (as determined in accordance with the Company's 2001 Stock Option Plan). The exercise price may be paid in cash or by any other lawful means authorized by the Board of Directors. The options terminate ten years after the date of grant or three months following termination of the optionee's employment, whichever occurs earlier.

(2)
During Transition Period 2002, the Company granted to its employees options covering 1,412,150 shares of Common Stock.

(3)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten-year term of these options, a $1,000 investment in the Company's Common Stock would be worth $1,629 and $2,594 respectively, at the end of the term.

Option Exercises and Fiscal Year-End Holdings

        The following table provides information concerning stock option exercises during Transition Period 2002 and the number and value of unexercised stock options held by each Named Executive Officer as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN TRANSITION PERIOD
AND FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options At December 31, 2002		Value of Unexercised In-The-Money Options At December 31, 2002(1)
	Shares Acquired	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Amin J. Khoury	—	$—	706,250	168,750	$—	$—
Robert J. Khoury	—	$—	606,250	168,750	$—	$—
Thomas P. McCaffrey	—	$—	401,250	108,750	$—	$—
Scott A. Smith	—	$—	236,250	73,750	$—	$—
Michael B. Baughan	—	$—	162,500	93,750	$—	$—
Mark D. Krosney	15,000	$127,924	83,750	78,750	$—	$—
Robert A. Marchetti	—	$—	42,500	42,500	$—	$—

(1)
The amounts in this column reflect the difference between the closing price of a share of the Company's Common Stock on the Nasdaq National Market on December 31, 2002, the last trading day of the fiscal year, of $3.64, and the option's exercise price. The actual value of unexercised options fluctuate depending on the price of the Company's Common Stock.

Equity Compensation Plan Information

        The Company maintains the following seven equity compensation plans under which the Company's Common Stock is authorized for issuance to employees and directors in exchange for services: Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors' Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company's stockholders; the other plans have received the approval of the Company's stockholders.

        The following table provides aggregate information regarding the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company's equity compensation plans as of December 31, 2002. The information set forth below does not give effect to the proposed amendment to the 1994 Employee Stock Purchase Plan set forth in Proposal No. 2 and the proposed Stock Option Exchange Program set forth in Proposal No. 3.

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a) (1)
Equity Compensation Plans approved by security holders (2):	3,695,000	$13.93	1,288,586
Equity Compensation Plans not approved by security holders (3):	4,299,270	$11.27	156,298

Total	7,994,270	$12.50	1,444,884

(1)
Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan (other than the increase of shares approved by the Board of Directors, see "Proposal No. 2—

  Approval of Amendment to the 1994 Employee Stock Purchase Plan") and rights under the Non-Employee Directors Deferred Stock Plan.

(2)
Options were granted pursuant to the following plans: Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, 2001 Stock Option Plan and 2001 Directors' Stock Option Plan. The Company will not make any further awards under the Amended and Restated 1989 Stock Option Plan or the 1991 Directors' Stock Option Plan.

(3)
Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under the United Kingdom 1992 Employee Share Option Scheme.

        Non-Stockholder Approved Plans    The material terms of the Company's non-stockholder approved equity compensation plans are summarized below.

        United Kingdom 1992 Employee Share Option Scheme.    The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme (the "UK Plan") on July 15, 1992. The UK Plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom. An aggregate of 91,955 shares of the Company's Common Stock are available for issuance pursuant to the UK Plan subject to adjustment in certain instances (including future stock dividends, splits, mergers, combinations or other changes in capitalization).

        The exercise price of the share options granted under the UK Plan is determined by the Board of Directors but will not be less than 100% of the fair market value of the Common Stock on the date of grant. Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

        Upon an optionee's termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change in control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

        The UK Plan expired on July 15, 2002. No additional shares may be granted thereunder.

        1996 Stock Option Plan.    The Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") on August 16, 1996. The 1996 Plan provides for the grant of nonstatutory stock options to employees, consultants and advisers of the Company and its subsidiaries other than directors and executive officers. An aggregate of 158,073 shares of the Company's Common Stock are available for issuance pursuant to the 1996 Plan subject to adjustment in certain instances (including future stock dividends, splits, mergers, combinations or other changes in capitalization). No individual may be granted more than 250,000 options over the life of the 1996 Plan.

        The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Common Stock on the date of grant. Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

        Upon an optionee's termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least ten years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change in control of the Company either (i) all outstanding options will become immediately exercisable at least twenty days prior to the change in control and will terminate upon the effective date of the change in control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change in control.

        The 1996 Plan will expire on August 15, 2006 unless terminated earlier by the Board of Directors.

Retirement Arrangements

        Pursuant to the employment agreement with Mr. Amin J. Khoury, upon the earlier of the Expiration Date (as defined) or termination of his employment, Mr. Khoury, or his designee, as the case may be, is entitled to receive retirement compensation (the "Retirement Compensation") in a lump sum equal to the product of (i) 150% times (ii) Mr. Khoury's highest annual salary (as defined) paid to him during his employment with the Company multiplied by (iii) the number of years of service provided by Mr. Khoury to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of Mr. Khoury's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

        Pursuant to the employment agreement with Mr. Robert J. Khoury, upon the earlier of the Expiration Date (as defined) or termination of his employment, Mr. Khoury, or his designee, as the case may be, is entitled to receive retirement compensation (the "Retirement Compensation") in a lump sum equal to the product of (i) Mr. Khoury's highest annual salary (as defined) paid to him during his employment with the Company multiplied by (ii) the number of years of service provided by Mr. Khoury to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of Mr. Khoury's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

        Pursuant to the employment agreement with Mr. Thomas P. McCaffrey, the Company will provide retirement compensation to Mr. McCaffrey, or his designee (the "Retirement Compensation") in a lump sum equal to the product of (i) one-half his average annual salary for the three year period preceding the date of his termination multiplied by (ii) the number of years of service provided by Mr. McCaffrey to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of the executive's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

Employment Contracts

        Amin J. Khoury.    Mr. Amin Khoury is party to an employment agreement with the Company, amended as of May 15, 2002. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined (the "Expiration Date") unless terminated earlier. Under the employment agreement, Mr. Khoury receives a base salary of $765,000 per year, subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. Khoury is also entitled to receive an annual incentive bonus from the Company at the discretion of the Board of Directors. The agreement also provides that Mr. Khoury and his spouse will receive medical, dental, health and executive medical reimbursement benefits for the remainder of their lives. During Transition Period 2002, Mr. Khoury's annual base salary was $765,000 and he did not receive a bonus.

        In the event of Mr. Khoury's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. Khoury from the date of his death until the Expiration Date, plus (ii) the Retirement Compensation (described above); provided, however, that in no event will the aggregate amount payable upon Mr. Khoury's death be less than twenty times the maximum annual salary paid to Mr. Khoury during his employment by the Company. The Company has purchased life insurance policies that would fully pay the benefit due upon Mr. Khoury's death. In the event of Mr. Khoury's incapacity, he will receive, through the Expiration Date, (i) two times his highest annual salary, (ii) continued health and welfare benefits, and (iii) a lump sum payment of the Retirement Compensation.

        Upon a change of control (as defined), Mr. Khoury will receive a lump sum payment equal to the sum of (a) one and one-half times the base salary and incentive bonus (calculated at 100% of his base salary) (the "Salary") that he would have received during the then-remaining term of his agreement and (b) two times his base salary for the then-remaining term of his agreement. Through the Expiration Date, Mr. Khoury would also continue to receive the Salary and continued health, welfare and perquisite benefits. Upon the execution of an agreement that would, if consummated, constitute a change in control, all stock options held by Mr. Khoury will immediately vest and become exercisable. The employment agreement also provides that in the event that any payments made to Mr. Khoury that are contingent upon a change in control are subject to excise tax as an "excess parachute payment" under the Internal Revenue Code, Mr. Khoury would also receive a parachute excise tax "gross-up" payment.

        In the event his employment is terminated for any reason other than his death or incapacity, Mr. Khoury is also entitled to a lump sum severance amount equal to his annual salary. In addition, during the five years following Mr. Khoury's termination of employment for any reason other than death, the Company will continue to provide him with certain perquisite benefits.

        During the term of the agreement and for a period of two years thereafter, Mr. Khoury may not compete with the Company or solicit its employees. In addition, Mr. Khoury is subject to a confidentiality provision that lasts indefinitely.

        Mr. Khoury is also party to an employment agreement with Advanced Thermal Sciences Corporation, the Company's wholly owned subsidiary ("ATS"), dated July 12, 2000, pursuant to which he serves as chairman of the board of directors and chief executive officer of ATS. The term of his agreement with ATS initially expires on July 12, 2005, and is automatically renewed for consecutive one-year periods thereafter until either Mr. Khoury or ATS gives the other party at least 30 days' written notice prior to the end of the then-applicable expiration date. Under his employment agreement with ATS, Mr. Khoury receives a base salary of $100,000 per year, subject to adjustment from time to time by ATS's board of directors. Mr. Khoury is also entitled to receive an annual performance incentive bonus at the discretion of ATS's board of directors. During Mr. Khoury's employment with ATS, he is entitled to participate in any applicable stock option plans of ATS. Upon termination of his service with ATS for any reason, Mr. Khoury will receive salary and benefit continuation for twelve months.

        Upon termination (or constructive termination) of Mr. Khoury's employment with ATS resulting from a change of control of ATS (as defined), he will receive a lump sum amount equal to his salary (as in effect as of the termination date) and continuation of his salary, bonus, benefits and prerequisites through the expiration date of his then-current term.

        On September 2, 2001, Mr. Khoury purchased 600,000 restricted shares of common stock of ATS at a purchase price of $0.26 per share, which was the fair market value of the ATS common stock on the date of purchase. The restricted shares are subject to a right of repurchase at the original purchase price that lapses over a three-year period (25% on the date of purchase and 25% on the three succeeding annual anniversary dates) subject to acceleration in certain instances. The restricted shares were purchased pursuant to an incentive stock option that was exercised immediately following grant. Mr. Khoury will be entitled to receive dividends on the ATS restricted shares, to the extent they are declared.

        Robert J. Khoury.    Mr. Robert Khoury is party to an employment agreement with the Company, amended as of May 15, 2002. The agreement has a rolling three-year term so that the term of the employment agreement extends through three years from any date as of which the term is being determined (the "Expiration Date"), unless terminated earlier. Under the employment agreement, Mr. Khoury receives a base salary of $710,000 per year, subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. Khoury is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. In all other respects, Mr. Khoury's employment agreement contains substantially similar provisions to those in Mr. Amin J. Khoury's employment agreement as described above; however, Mr. Khoury is not an employee of ATS. During Transition Period 2002, Mr. Khoury's annual base salary was $710,000 and he did not receive a bonus.

        Thomas P. McCaffrey.    Mr. McCaffrey is party to an employment agreement with the Company which was amended March 24, 2003, and which has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless sooner terminated (the "Expiration Date"). Under the employment agreement, Mr. McCaffrey receives a base salary of $345,000 per year subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. McCaffrey is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. During Transition Period 2002, Mr. McCaffrey's annual base salary was $345,000 and he did not receive a bonus.

        In the event of Mr. McCaffrey's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. McCaffrey through the Expiration Date and (ii) the Retirement Compensation (described above). In the event of Mr. McCaffrey's incapacity, he will receive (i) his salary and welfare benefits through the Expiration Date and (ii) the Retirement Compensation. If Mr. McCaffrey is terminated for cause (as defined) he will only be entitled to receive his unpaid salary and other benefits accrued or previously distributed through the date of termination.

        Upon a change in control (as defined), Mr. McCaffrey will receive (i) a lump sum amount equal to (a) two times his then-current salary and (b) two times the base salary that he would have received through the Expiration Date, (ii) continued life insurance and welfare benefits for a period of five years after the Expiration Date and (iii) the Retirement Compensation, less any previously distributed amounts. In addition, upon the execution of an agreement that would constitute a change in control (regardless of whether such agreement is consummated) all stock options held by Mr. McCaffrey will immediately vest and become exercisable. In the event that any payments made to Mr. McCaffrey that are contingent upon a change in control constitute an "excess parachute payment" under the Internal Revenue Code, Mr. McCaffrey will be entitled to receive an excise tax "gross-up" payment from the Company.

        In the event his employment is terminated for any reason other than his death or incapacity, Mr. McCaffrey is also entitled to a lump sum severance amount equal to his annual salary.

        Michael B. Baughan.    Mr. Baughan is party to an employment agreement with the Company dated May 28, 1999 that is automatically renewed for additional one-year terms unless either Mr. Baughan or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Baughan receives an annual salary of $277,000 per year subject to adjustment from time to time by the President of the Company.

Mr. Baughan is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors, which may not exceed 100% of his then current salary. In the event of Mr. Baughan's death, his designee will receive an amount equal to the salary that would have been due through the expiration of the then-applicable term. In the event of Mr. Baughan's incapacity, Mr. Baughan will continue to receive his then current salary and benefits through the expiration date of the then-applicable term or until Mr. Baughan obtains alternate employment. In the event there is a change in control (as defined) prior to the expiration date as a result of which Mr. Baughan's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Baughan will receive (i) a lump sum amount equal to his then-current salary and (ii) salary and benefit continuation through the expiration date of the then-applicable term. During Transition Period 2002, Mr. Baughan's annual base salary was $277,000 and he did not receive a bonus.

        Mark D. Krosney.    Mr. Krosney is party to an employment agreement with the Company dated January 15, 2001 that is automatically renewed for additional one-year terms unless either Mr. Krosney or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Krosney receives an annual salary of $250,000 per year subject to adjustment from time to time by the President of the Company. In all other respects, Mr. Krosney's agreement is substantially similar to Mr. Baughan's employment agreement. During Transition Period 2002, Mr. Krosney's annual base salary was $250,000 and he did not receive a bonus.

        Robert A. Marchetti.    Mr. Marchetti is party to an employment agreement dated February 26, 2001 that is automatically renewed for additional one-year terms unless either Mr. Marchetti or the Company gives the other party at least 90 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Marchetti receives an annual salary of $231,114 per year subject to adjustment from time to time by the President of the Company. In all other respects, Mr. Marchetti's agreement is substantially similar to Mr. Baughan's employment agreement. During Transition Period 2002, Mr. Marchetti's annual base salary was $231,114 and he did not receive a bonus.

Severance Agreement

        Scott A. Smith.    Mr. Smith is a party to a severance agreement with the Company dated March 14, 2003. Under the terms of the agreement, Mr. Smith will receive a lump sum cash payment of $265,520 representing 80% of the severance payment owed under his employment agreement. The remaining $66,380 will be paid over a 24-month period ending March 26, 2005. Mr. Smith's outstanding stock options will remain exercisable until June 24, 2005. In addition to the continuation of certain employee benefits, Mr. Smith will receive a $10,000 payment in lieu of outplacement services and a payment of $67,925 representing accrued and unused paid time off and certain additional payments owed to Mr. Smith.

Management Retention Program

        On March 15, 2002, the Company established a management retention program pursuant to which certain senior managers were granted the opportunity to purchase restricted common stock of ATS. The purchase price of the restricted shares was $0.26, which was the fair market value of the ATS common stock on the date of purchase. Each of the Company's Named Executive Officers, other than Mr. Amin Khoury, participated in this program purchasing the following number of restricted shares: Mr. Robert Khoury—150,000; Mr. McCaffrey—100,000; Mr. Baughan—50,000; Mr. Krosney—50,000; and Mr. Marchetti—50,000. Mr. Smith also participated in this program purchasing 50,000 restricted shares, but, as a result of his employment with the Company ending, the Company repurchased Mr. Smith's 50,000 shares for $0.26 per share.

        The restricted shares generally vest on the fifth anniversary of the date of purchase; provided, however, that upon a qualified public offering of ATS prior to the fifth anniversary, the restricted shares will be deemed to have vested and will continue to vest 20% per year so that the shares are fully vested on the fifth anniversary of the date of grant. In addition, the shares will vest in full (i) upon a change in control of ATS and (ii) upon a termination of employment during the 12-month period following a change in control of the Company. For as long as ATS is a privately held company, the restricted shares are subject to a right of repurchase by ATS. Following a qualified public offering of ATS, the right of repurchase will generally lapse with respect to vested shares. The repurchase price with respect to vested shares is the fair market value of the ATS common stock on the date of repurchase. With respect to unvested shares, the repurchase price is equal to the lesser of (i) the original purchase price and (ii) the fair market value of the ATS common stock on the date of repurchase.

Certain Relationships and Related Transactions

        In 1990, the Company adopted a formal policy whereby all transactions between its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

Code of Ethics

        The Company has adopted a code of ethics, or Code of Business Conduct, for its directors, officers and employees worldwide, including the Company's principal executive officer and senior financial officers. A copy of the Company's Code of Business Conduct is filed as an exhibit to its report on Form 10-K for Transition Period 2002. The Company believes its Code of Business Conduct complies with the requirements of the Securities and Exchange Commission.

Performance Graph

        The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from December 31, 1992 through December 31, 2002, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of each respective starting date.

COMPARISON OF 120 MONTH CUMULATIVE TOTAL RETURN*
AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX
THE DOW JONES AIRLINE INDEX
AND THE DOW JONES AEROSPACE & DEFENSE INDEX

PERFORMANCE GRAPH

*
$100 invested on 12/31/92 in stock or in index-including reinvestment of dividends.

(1)
The stock prices on the Performance Graphs are not necessarily indicative of future stock price performance.

        None of the Report of the Compensation and Stock Option Committee of the Board of Directors, the Report of the Audit Committee of the Board of Directors or the Performance Graphs shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Exchange Act, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Transition Period 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except for Forms 4 filed in connection with stock option grants made December 16, 2002 to Messrs. Schofield, Rowe, Hamermesh and Cowart, which were filed 15 days late.

        In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Securities and Exchange Commission.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO
THE 1994 EMPLOYEE STOCK PURCHASE PLAN

        On February 11, 2003, the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares of Common Stock available for purchase under the 1994 Employee Stock Purchase Plan (the "Purchase Plan") from 2,000,000 to 2,500,000, an increase of 500,000 shares. This amendment is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting. The following is a summary of the principal provisions of the Purchase Plan, but is not intended to be a complete description of all of the terms and provisions. This description is qualified by reference to the plan document, which may be obtained upon written request to the Company, Attention: General Counsel, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

        History.    The Purchase Plan was initially adopted by the Company's Board of Directors on February 1, 1994 and approved by the stockholders on August 11, 1994 reserving 500,000 shares for issuance. At the 2000 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 1,000,000. At the 2001 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 1,500,000. At the 2002 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 2,000,000. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. On April 21, 2003 the market price of the Common Stock on the Nasdaq National Market was $1.86.

        Administration.    The Purchase Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Purchase Plan and to make, administer, and interpret such rules and regulations as it deems necessary.

        Eligibility.    Any individual who has been employed by the Company (or any of its majority-owned subsidiaries) for at least 90 days and is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week is eligible to participate in the Purchase Plan, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

        Option Periods.    The Purchase Plan is currently implemented by consecutive 6-month option periods, beginning on September 1 and March 1 of each year and ending on the last day in February and August, respectively. Shares are issued on the last day of each 6-month option period. Commencing December 31, 2003, the Purchase Plan will change its plan year to a calendar year. To implement this change, there will be a short option period commencing September 1, 2003 and ending December 31, 2003. Thereafter, the Purchase Plan will be implemented by 6-month periods commencing on January 1 and July 1 of each year.

        Participation in the Plan.    Eligible employees become participants in the Purchase Plan by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period. The enrollment form specifies the employee's contribution percentage (between 2% and 15% of "eligible compensation" as defined in the Internal Revenue Code) and authorizes the Company to make payroll deductions for the purchase of shares under the Purchase Plan. A participant may discontinue his or her participation in the Purchase Plan or may increase or decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company. Upon a withdrawal from the Purchase Plan during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. The Participant may not reelect to participate in the Purchase Plan during the option period but may make a new election to participate in any future option period. Unless the participant's participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent periods unless he or she withdraws from the plan or becomes ineligible to participate.

        Purchase Price.    The purchase price per share at which shares are sold under the Purchase Plan is 85% of the fair market value of the Common Stock on (a) the date of commencement of the option period or (b) the last day of the option period, whichever is lower. The fair market value of the Common Stock on a given date is the closing sales price on the Nasdaq National Market as of such date.

        Share Purchase Limits.    The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company's Common Stock at the beginning of such option period equals $12,500 or less. In addition, no participant will be granted an option under the Purchase Plan which would allow the maximum number of shares that a participant may purchase under the Purchase Plan (or any employee stock purchase plan sponsored by the Company) to accrue at a rate which would exceed $25,000 in fair market value of such shares (determined at the first day of the option period) for each calendar year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options).

        Termination of Employment; Death.    Upon the termination of a participant's employment with the Company and its subsidiaries, the participant's participation in the Purchase Plan will immediately cease and the participant will receive any amounts being held in his or her account. In the event of a participant's death during an option period, the participant's designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of Common Stock at the end of the option period.

        Adjustment or Changes in Capitalization.    In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the Purchase Plan, the number of shares underlying options under the Purchase Plan and the purchase price of such options will be appropriately adjusted.

        Non-assignability.    No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason during the lifetime of a participant. If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

        Amendment and Termination of the Plan.    The Purchase Plan may be amended by the Board of Directors for any reason. However, if the Board of Directors elects to amend the Purchase Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders within twelve months. On February 11, 2003, the Board of Directors amended the Purchase Plan to provide that the plan will remain in effect until December 31, 2013, unless terminated earlier by the Board of Directors.

        Certain Federal Income Tax Considerations.    The following is a general summary of certain United States federal income tax consequences based upon the laws as currently in effect and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

        The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

        If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

        The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

        New Plan Benefits.    It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PURCHASE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT.

        The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the proposed amendment to the Purchase Plan.

PROPOSAL NO. 3

STOCK OPTION EXCHANGE PROGRAM

        On February 11, 2003, the Board of Directors unanimously approved, subject to stockholder approval, a one-time program in which the Company will offer each eligible active employee and non-employee director of the Company the opportunity to exchange all of his or her currently outstanding stock options to purchase shares of the Company's Common Stock granted under the Company's eligible plans with an exercise price equal to or in excess of $12.00 per share for new stock options based on an exchange ratio of three old stock options for each new stock option. The new stock options will be granted no earlier than six-months and one day following the date of cancellation with an exercise price equal to the fair market value of the Company's common stock on the date of grant (the "Option Exchange"). If all eligible stock options are exchanged, outstanding stock options will be reduced by 2,000,000, or 25% of the total current stock options outstanding. A summary of the terms of the Option Exchange are described below.

        The eligible stock options have been granted under the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"), 1991 Directors' Stock Option Plan (the "1991 Directors' Plan"), United Kingdom 1992 Share Option Scheme (the "UK Plan"), 1996 Stock Option Plan (the "1996 Plan"), 2001 Stock Option Plan (the "2001 Employee Plan") and 2001 Directors' Stock Option Plan (the "2001 Directors' Plan" and collectively with the 1989 Plan, the 1991 Directors' Plan, the UK Plan, the 1996 Plan and the 2001 Stock Option Plan, the "Plans"). Each of the Plans (other than the UK Plan and the 1996 Plan) requires the Company to obtain stockholder approval of any decrease in the exercise price of a stock option, including pursuant to the Option Exchange. No approval of the Option Exchange is currently required by law or regulation. Nonetheless, the Company believes that sound corporate governance dictates that the Option Exchange not be implemented unless it is approved by the stockholders.

        The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the amendments to the Plans to permit the Option Exchange.

        Purpose of the Option Exchange.    The Company has not paid any management incentive compensation for the past two years, and given the current outlook for the business, may be restricted from paying cash bonuses in the near term. As a result, stock options are a critical component of the Company's compensation arrangements for employees and directors. They encourage these individuals to act as owners, which helps align their interests with those of the Company's stockholders. The Company grants stock options to motivate and reward employees and non-employee directors for profitable growth and to encourage them to continue their employment and service with the Company.

        The financial crisis in the airline industry has negatively impacted the Company's stock price resulting in few stock option exercises. In addition, due to this negative impact on the Company's stock price, all of the Company's employees' and non-employee directors' stock options are "underwater" because they have exercise prices that are significantly higher than the current trading prices of the Company's Common Stock. Simply put, the perception is that these stock options have no value. As a result, the Company's stock options are no longer effectively providing the motivation and retention they were intended to provide. The Company has structured the Option Exchange to both reduce the number of stock options outstanding by up to 25%, or 2,000,000 shares, and to provide a non-cash long-term incentive to its employees.

        The Board of Directors believes that the Option Exchange best serves the interests of the Company and its stockholders for the following reasons:

  •
  The Option Exchange program is designed to reduce the number of options outstanding by up to 25% (approximately 2,000,000 shares), thereby reducing potential dilution to stockholders. Participants will receive one new stock option for every three stock options they surrender. In addition, the Board of Directors believes that the dilution to stockholders is further limited by utilizing the Option Exchange as opposed to simply granting additional new stock options to employees and non-employee directors at the current market price;
  •
  By offering the employees and non-employee directors the opportunity to exchange their "underwater" stock options for stock options at a presumably lower exercise price the Company will increase the incentive and retention aspects of the options. In addition, the new stock options granted will be subject to a new three-year vesting schedule even if the canceled stock options are currently vested. As a result, individuals must continue to be employed by, or provide service to, the Company for a longer period of time in order to obtain benefits under the new options;
  •
  The Option Exchange will be structured in a manner intended to avoid the adverse accounting consequences that would occur if the Company simply repriced the outstanding options. Under applicable accounting rules, repricing outstanding stock options could require the Company to apply so-called "variable" accounting and recognize significant earnings charges. This would reduce the Company's reported earnings for each fiscal quarter that the repriced stock options remained outstanding and may have a negative impact on the Company's stock price performance; and
  •
  The Option Exchange is a one-time exchange of a specified number of stock options in light of recent adverse economic conditions. Any additional stock option exchanges or stock option repricings undertaken by the Company would require prior stockholder approval.

        Background.    The Company believes that stock options are a valuable tool to align interests of employees, directors and stockholders. The Company has utilized stock options as an integral part of its compensation program. Options have been granted to over 340 employees throughout the Company. The Company generally grants options once a year based on employee performance and contribution to the success of the organization. Each of the Plans is administered by the Company's Stock Option and Compensation Committee who determines the number of shares of Common Stock underlying a stock option grant and the exercise price of each option. As of April 17, 2003 approximately 7,939,000 stock options were issued and outstanding under the Plans. Of these options, approximately 3,000,000 (representing 38% of all such options) were eligible for exchange in the Option Exchange with exercise prices ranging from $12.00 to $30.25. Approximately 120 employees and 4 non-employee directors hold these options.

        The Option Exchange.    The Company is offering eligible participants (as described below) a one-time opportunity to exchange all of their eligible stock options (as described below) to purchase shares of Common Stock of the Company granted under the Plans for new stock options that the Company will grant no earlier than six months and one day after the cancellation of the eligible options. Participation in the program is voluntary. Eligible participants are not required to exchange all of their eligible options, but they must tender all stock options covered by a grant made on any particular date and evidenced by one stock option agreement.

        Eligible Participants.    All employees and non-employee directors of the Company and its subsidiaries who hold eligible stock options and are continuously employed by, or providing service to, the Company and its subsidiaries (or on an authorized leave of absence) from the date that the Option Exchange is commenced through the date that the new stock options are granted are eligible to participate in the Option Exchange. Former employees, retirees and consultants are not eligible to participate in the Option Exchange.

        Each of the Company's non-employee directors and eligible named executive officers have indicated that they intend to participate in the Option Exchange with respect to all of their eligible options.

        Eligible Stock Options.    Eligible stock options are all currently outstanding stock options to purchase shares of the Company's Common Stock with an exercise price equal to or in excess of $12.00 per share that were granted under the Plans and are held by eligible participants.

        Exchange Ratio.    For every three eligible stock options that are tendered in the Option Exchange, the Company will grant one new stock option with the terms described below.

        General Terms of New Stock Options.    The new stock options will generally be issued pursuant to the same plan that the canceled eligible stock options were granted. However, as certain of the Plans have expired, all eligible stock options granted under the UK Plan and the 1989 Plan will be replaced with stock options granted under the 1996 Plan and the 2001 Employee Plan. Similarly, all stock options granted pursuant to the 1991 Directors' Plan will be replaced with options granted under the 2001 Directors Plan (collectively with the 2001 Employee Plan, the "2001 Plans"). No new stock options will be granted under the expired Plans. The new stock options will have substantially similar terms and conditions as the eligible stock options for which they are exchanged, except for the following:

          Exercise Price.    All new stock options will be granted with an exercise price equal to the closing price of the Company's Common Stock as reported on the composite tape of the Nasdaq National Market on the day immediately preceding the date of grant.

          Vesting.    Even if the canceled eligible stock option is fully or partially vested, the new stock options will be subject to a new vesting schedule. New stock options issued to non-employee directors under the 2001 Directors Plan will vest in four equal annual installments with 25% vesting on each of the first, second, third and fourth anniversaries of the date of grant. New stock options granted under all other Plans will vest in four equal annual installments with 25% vesting on the date of grant and on each of the first, second and third anniversaries of the date of grant.

          Term.    The term of the new stock options will generally be ten years from the date of grant, subject to earlier expiration upon termination or certain corporate transactions. The canceled eligible stock options generally have original terms of ten years but may have less than ten years remaining under their terms.

          Incentive Stock Options.    Certain eligible stock options are incentive stock options pursuant to Section 423 of the Internal Revenue Code. Generally, incentive stock options have more favorable tax treatment to employees. To the extent that a canceled eligible stock option was intended to qualify as an incentive stock option, the new option will also be intended to qualify as an incentive stock option to the extent permitted by applicable law.

The material terms of the Plans are described in detail below.

        Implementation of the Option Exchange.    If the Option Exchange is approved by the stockholders, the Company will immediately file an Offer to Exchange with the Securities and Exchange Commission and distribute the Offer to Exchange to all eligible participants shortly thereafter. Participants will have a short election period (no less than 20 business days) in which to elect to participate in the Option Exchange by surrendering all or a portion of their eligible options. All surrendered stock options will be canceled immediately following the expiration of the election period. The new stock options will be granted promptly after the date that is at least six months and one day following the cancellation of the eligible options. Once canceled, participants will have no rights with respect to their surrendered options and, if certain events, including a termination of employment or service for any reason, occur after cancellation and prior to the grant of the new options, the employee or director will not be entitled to receive the new options. The Exchange Offer is subject to stockholder approval. Notwithstanding anything set forth in this description of the Option Exchange, the Board of Directors reserves the right to make non-material modifications to the terms and conditions of the Option Exchange that, in its discretion, are necessary and advisable for the successful administration of the Option Exchange.

        Accounting Treatment.    The Company has structured the Option Exchange to comply with the Financial Accounting Standards Board guidelines to avoid variable accounting compensation charges against its earnings.

        Material United States Federal Income Tax Considerations.    The following is a general summary of the material United States federal income tax consequences of the exchange of eligible stock options for new stock options pursuant to the Option Exchange. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations and administrative and judicial interpretations as of the date of the Proxy Statement. This summary does not discuss all of the tax consequences that may be relevant in light of an eligible participant's particular circumstances (including, state, local, foreign and estate tax consequences), nor is it intended to apply in all respects to all categories of stock option holders.

        Option Exchange.    The Company believes that the Option Exchange will be treated as a non-taxable exchange. If eligible participants tender for exchange eligible incentive or non-qualified stock options for new options, they will not be required to recognize income for federal income tax purposes at the time of the exchange. In addition, they will not be required to recognize income for federal income tax purposes upon the grant of the new options.

        Non-Qualified Stock Options.    Upon the exercise of nonqualified stock options, eligible participants will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the share of Common Stock purchased upon exercise over (ii) the exercise price of the option. This income will be subject to the withholding and employment taxes in effect at the time of exercise. The tax basis of any shares of the Company's Common Stock received upon exercise of new stock options will be equal to the fair market value of those shares on the date of exercise of those options. Upon the subsequent sale of the Company's Common Stock acquired pursuant to the exercise of the new options, a capital gain or loss will be realized equal to the difference between the sale price and the tax basis. Any capital gains or losses will be treated as long-term capital gains or losses if shares were held for more than one year following exercise of the options.

        Incentive Stock Options.    To the extent that canceled eligible stock options are intended to qualify as incentive stock options, the new stock options granted to eligible employees will also be incentive stock options as permitted by applicable law. An eligible employee does not recognize compensation income at the time an incentive stock option is granted or upon the exercise of such option, although the amount by which the fair market value of the shares issued upon exercise exceeds the stock option exercise price constitutes a tax preference item that may have alternative minimum tax consequences. Upon the disposition of the shares more than two years after the grant of the stock option and one year after the exercise of the option, any gain or loss is treated as long-term capital gain or loss and equals the difference, if any, between the sale price of the shares and the stock option exercise price. If this holding period is not satisfied, the eligible employee will recognize ordinary income at the time of the disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the stock option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period.

        If an eligible employee exercises an incentive stock option and such employee was not continuously employed by the Company from the date of grant of such stock option through a date that is no more than three months prior to such exercise (or one year if the eligible employee becomes disabled), then such stock option will not qualify as an incentive stock option and, instead, will be treated as a non-qualified stock option (as described above).

        Tax Consequences to the Company.    The Company will be entitled to a deduction equal to the amount of compensation income, taxable as ordinary income, recognized by participants as a result of the exercise of the new stock options in the year of such exercise.

        Effects of the Option Exchange on Existing Incentive Stock Options.    There is a risk that incentive stock options an eligible employee holds may be affected by the Option Exchange even if the eligible employee does not participate in the Option Exchange. The Company believes that employees will not be subject to current United States federal income tax if they do not elect to participate in the offer. The Company also believes that the Option Exchange will not change the United States federal income tax treatment of the exercise of incentive stock options (and sale of shares acquired upon exercise of such stock options) if the employee does not participate in the Option Exchange. However, the Internal Revenue Service may characterize the Option Exchange as a "modification" of incentive stock options even if an employee declines to participate. A successful assertion by the Internal Revenue Service of this position could extend the stock options' holding period to qualify for favorable tax treatment. Accordingly, to the extent an employee disposes of the shares of the Company's Common Stock acquired upon exercise of incentive stock options prior to the lapse of the new extended holding period, the incentive stock options could be taxed similarly to a non-qualified stock options.

        In addition, a deemed "modification" may also cause a portion of incentive stock options to be treated as non-qualified stock options upon exercise by reason of the dollar limitation imposed under the United States federal tax laws on the initial exercisability of incentive stock options. Under this limitation, the maximum dollar amount of shares for which incentive stock options may first become exercisable in any calendar year (including the calendar year in which outstanding stock options are deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant of the stock option or if later, at the time of any deemed modification of that grant.

        New Plan Benefits.    Because the decision whether to participate in the Option Exchange is completely voluntary, the Company is not able to predict who will participate, how many stock options any particular group of participants will elect to exchange or the value of the benefits each eligible participant will receive. As noted above, each of the Company's named eligible executive officers and non-employee directors have indicated that they intend to participate in the Option Exchange with respect to all of their eligible stock options. The following table indicates the maximum number of eligible stock options that would be canceled and the maximum number of new stock options that would be reissued assuming all of the persons indicated elect to participate in the Option Exchange and surrender all of their eligible stock options.

Name	Maximum Number Of Shares Of Common Stock Underlying Eligible Stock Options That Will Be Canceled	Maximum Number of Shares of Common Stock Underlying New Stock Options
Amin J. Khoury	565,000	183,333
Robert J. Khoury	465,000	155,000
Thomas P. McCaffrey	295,000	98,333
Michael B. Baughan	116,250	38,750
Mark D. Krosney	72,500	24,166
Robert A. Marchetti	25,000	8,333
All Executive Officers	1,693,750	564,583
All Non-Employee Directors	145,000	48,333
All Employees (other than executive officers)	1,161,171	387,057

        Effects on Stockholders.    The Company is not able to predict with any degree of certainty the impact the Option Exchange will have on stockholder's rights because it is unable to predict how many employees or non-employee directors will exchange their stock options or what the future market price of the Company's Common Stock will be. The Option Exchange was designed to avoid the dilution in ownership that normally results when all stock options are exchanged on a one-for-one basis. There is, however, a risk that participants will not see the Option Exchange as a sufficient incentive to motivate and retain them as employees or directors. Also, if the price of the Company's Common Stock rises after the new stock options are granted, then stock option holders will be more likely to exercise the new stock options than the current stock options and the exercises are likely to occur earlier. As additional shares of Common Stock are issued upon stock option exercises, existing stockholders will be proportionately diluted.

        Proposed Plan Amendment.    Generally one plan amendment is necessary to implement the Option Exchange. Each of the Plans, other than the UK Plan and the 1996 Plan, presently prohibit the decrease in the exercise price of a stock option without the approval of stockholders. The UK Plan and the 1996 Plan do not either expressly permit or prohibit stock option repricings. Consequently, the Company is asking stockholders to approve an amendment to each of the Plans so that the Company can, on a one-time basis, offer the Option Exchange for the reasons described above.

        General Description of the Plans.    The following is a general description of the material provisions of the Plans, but is not intended to be a complete description of all terms and provisions of the Plans. This description is qualified by reference to the Plan documents, which may be obtained upon written request to the Company, Attention: General Counsel, BE Aerospace, Inc. 1400 Corporate Center Way, Wellington Florida 33414.

        Stock Option Grants.    All of the Plans provide for the grant of non-qualified stock options. In addition certain plans provide for the grant of incentive stock options pursuant to Section 422 of the Internal Revenue Code. The 2001 Employee Plan, the 1996 Plan, the UK Plan and the 1989 Plan (collectively, the "Employee Plans") permit the grant of stock options to employees, consultants and advisors as determined by the Board of Directors or the Stock Option and Compensation Committee, while the 2001 Directors' Plan and the 1991 Directors' Plan (collectively, the "Directors' Plans") provide for the automatic grant of stock options to purchase 35,000 shares of Common Stock as of the date of an individual's first election as a non-employee director and 5,000 shares of Common Stock on December 15th of each year thereafter.

        Exercise Price.    The exercise price of all stock options granted under the Plans may not be less than 100% (110% in the case of incentive stock options grant to individuals who own more than 10% of the Common Stock) of the fair market value of the Common Stock on the date of grant.

        Vesting Schedule.    Stock options granted under the Employee Plans generally vest as to 25% of the underlying shares on the date of grant and on each of the first, second, and third anniversaries of the date of grant, unless otherwise determined by the Board or Directors or the Stock Option and Compensation Committee. Under the Directors' Plan, stock options become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant.

        Duration of Stock Options.    Stock options granted under the Plans expire 10 years after the date of grant (5 years in the case of incentive stock options granted to individuals who own more than 10% of the Common Stock).

        Administration.    The Plans are generally administered by the Board of Directors or the Stock Option and Compensation Committee, which have the authority to determine the terms and conditions of all stock options, to interpret the Plans and to decide any questions and settle any controversies and disputes that may arise under the Plans.

  Termination of Employment or Service.

        Employee Plans.    Under the 2001 Employee Plan, upon an optionee's termination of employment for any reason other than death or disability or for cause, vested stock options will generally remain exercisable for three months and unvested stock options will be forfeited. However, if the optionee has been an employee of the Company for at least ten years at the time of termination, vested stock options will generally remain exercisable until the expiration of the term. Upon an optionee's termination for cause (as defined), all stock options (whether or not vested) will be forfeited. In addition, upon a change in control of the Company (as defined), the Board of Directors may provide for the automatic vesting and immediate exercisability of all outstanding stock options or for the assumption of, or substitution for, the outstanding stock options by the surviving corporation resulting from the change in control.

        The termination of employment provisions under the 1996 Plan and 1989 Plan are substantially the same as those under the 2001 Employee Plan, except that:

  •
  "Termination of employment for any reason" does not include disability; and

  •
  In lieu of the automatic "change in control" acceleration, the plans provide that upon a merger or consolidation, or similar event, all outstanding options will terminate, provided that at least 20 days prior to the effective date of such event, the stock options will become exercisable, unless the surviving or acquiring corporation agrees to assume the stock stock options or grant participants replacement stock options.

        Under the UK Plan, upon an optionee's termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, stock options will lapse immediately. In addition, upon a change in control of the Company, stock options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

        Directors' Plans.    Under the 2001 Directors' Plan, upon a non-employee director's termination of service for any reason other than death, disability or for cause, all stock options held by the director that have not vested will expire and the vested stock options will remain exercisable for three months. Upon a termination for cause (as defined), all stock options held by the director, whether or not vested, will be forfeited. In addition, upon a change in control (as defined), all stock options held by directors will vest and become exercisable.

        Under the 1991 Directors' Plan, stock options expire three months following the date on which the director ceases to serve as a director for any reason.

        Section 162(m) of the Internal Revenue Code and Section 16 of the Exchange Act.    The stock options granted under the 2001 Employee Plan are intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Internal Revenue Code. The 2001 Employee Plan is also intended to comply with the terms and provisions of Rule 16b-3 under the Exchange Act. In accordance with the requirements under the regulations promulgated under Section 162(m), no eligible individual may receive stock options to purchase more than 350,000 shares of Common Stock in any one-year period.

        Incentive Stock Options.    In accordance with Section 422 of the Internal Revenue Code pertaining to incentive stock options, the fair market value of the number of shares of Common Stock that may be issued pursuant to incentive stock options that are exercisable for the first time by a participant under any of the Plans of the Company may not exceed, in the aggregate, $100,000 during any calendar year.

        Adjustments or Changes in Capitalization.    In the event of any change in the outstanding shares of the Company's Common Stock by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar capital change, the aggregate number of shares available under the Plans and the number of shares subject to outstanding stock options will be adjusted as the Board of Directors or Stock Option and Compensation Committee deems necessary or appropriate.

        Transferability.    Stock options granted under the Plans generally may not be transferred other than by will or by the laws of descent and distribution and during a participant's lifetime an award may be exercised only by the participant. However, with respect to stock options granted under the 2001 Plans, the Stock Option and Compensation Committee may, subject to the terms it specifies in its sole discretion, permit the transfer to the optionee's family members, to one or more trusts established in whole or in part for the benefit of such family members, to one or more entities that are owned in whole or in part by such family members or to any other individual or entity permitted by law.

        Amendment and Termination.    The Stock Option and Compensation Committee may amend the 2001 Plans in any manner that does not require stockholder approval or adversely affect the rights of an optionee. The Company is required to obtain stockholder approval of any amendment to these plans as required by law or pursuant to the rules of the Nasdaq National Market. In addition, each of the Plans, other than the UK Plan and the 1986 Plan, require stockholder approval of an amendment to these Plans that would decrease the exercise price of a stock option. The 2001 Plans will terminate on June 1, 2011 unless terminated by the Board of Directors prior to that date.

        The Board of Directors may amend the 1996 Plan in any manner that does not adversely affect the rights of an optionee. The 1996 Plan will terminate on August 15, 2006 unless it is terminated by the Board of Directors prior to that date.

        No further stock options may be granted under the 1989 Plan, the UK Plan or the 1991 Directors' Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OPTION EXCHANGE DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENTS TO THE PLANS TO PERMIT THE OPTION EXCHANGE.

        The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the amendments to the Plans to permit the Option Exchange.

AUDIT MATTERS

        Deloitte & Touche LLP has been selected to audit the financial statements of the Company for the fiscal year ending December 31, 2003 and to report the results of their examination.

        A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

        When considering Deloitte & Touche LLP's independence, the Audit Committee of the Company's Board of Directors considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee of the Company's Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Audit Fees

        The aggregate audit fees, including expenses, billed by Deloitte & Touche LLP in connection with the audit of the Company's annual financial statements and for the review of the Company's financial information included in its Annual Report on Form 10-K and its quarterly reports on Form 10-Q during Transition Period 2002 was approximately $867,700.

Financial Information Systems Design and Implementation Fees

        Deloitte & Touche LLP provided no financial information systems design and implementation services during Transition Period 2002.

All Other Fees

        The aggregate of all other fees other than the audit fees described above, including expenses, billed for all other services rendered to the Company by Deloitte & Touche LLP during Transition Period 2002 was approximately $882,000. These non-audit fees relate to tax planning (including international tax planning), and tax compliance services performed for the Company and its subsidiaries.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2003 pursuant to Rule 14a-8 under the Exchange Act, must be received by the Secretary of the Company at its executive offices no later than December 31, 2003 to be considered for inclusion in the Company's proxy materials for that meeting. In accordance with Section 2.11 of the Company's By-Laws, for notice of a stockholder proposal to be considered timely, but not included in the proxy materials, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company no later than April 30, 2004.

OTHER MATTERS

        The Board of Directors is not aware of any matters that will be brought before the Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

FORM 10-K

        A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., Attention: Investor Relations, 1400 Corporate Center Way, Wellington, Florida 33414.

Please Detach and Mail in the Envelope Provided

☐	Please date, sign and mail your proxy card back as soon as possible!	☒ Votes must be indicated (x) in Black or Blue ink.

The Board unanimously recommends a vote FOR Proposals 1, 2 and 3.

1.	Election of Two Class III Directors						To change your address, please mark this box	☐

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	To include any comments, please mark this box	☐

Nominees: Amin J. Khoury, Richard G. Hamermesh

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions"
box and write that nominee's name in the space provided below).

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Proposal to amend the 1994 Employee Stock Purchase Plan.	☐	☐	☐
3.	Proposal to amend stock option plans.	☐	☐	☐
S C A N L I N E
Please sign as name appears hereon. When signing as attorney, executor, administrator, or guardian, please give full title as such. Each
Date	Share Owner sign here	Co-Owner sign here

PROXY

ANNUAL MEETING OF
BE AEROSPACE, INC.

JUNE 19, 2003

        The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Edmund J. Moriarty, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on June 19, 2003 at the Slieve Donard Hotel, Downs Road, Newcastle, County Down, Northern Ireland at 10:30 a.m., and at any adjournments thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR both nominees for Director and a vote FOR proposals 2 and 3 and in the discretion of the named proxies as to any other matter that may properly come before the Meeting.

BE AEROSPACE, INC. P.O. BOX 11044 NEW YORK, N.Y. 10203-0044

(Continued and to be signed on reverse side)

QuickLinks

BE AEROSPACE, INC. 1400 CORPORATE CENTER WAY WELLINGTON, FLORIDA 33414
FORWARD-LOOKING INFORMATION
TABLE OF CONTENTS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN TRANSITION PERIOD INDIVIDUAL GRANTS
AGGREGATED OPTION EXERCISES IN TRANSITION PERIOD AND FISCAL YEAR-END OPTION VALUES
COMPARISON OF 120 MONTH CUMULATIVE TOTAL RETURN* AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX THE DOW JONES AIRLINE INDEX AND THE DOW JONES AEROSPACE & DEFENSE INDEX
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 3 STOCK OPTION EXCHANGE PROGRAM
AUDIT MATTERS
STOCKHOLDER PROPOSALS
OTHER MATTERS
FORM 10-K